Exhibit 99.1

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, NC 27105

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130

HANESBRANDS INC. WILL INCREASE ITS SUPPLY CHAIN COST COMPETITIVENESS AND FLEXIBILITY WITH THE CLOSURE OF THREE MANUFACTURING FACILITIES

Company Expects to Take Charges of $27 million in Fiscal 2007 Related to Latest Milestone in Continuing Manufacturing Reconfiguration

Winston-Salem, N.C. (Sept. 13, 2006) — Hanesbrands Inc. (NYSE: HBI) announced today that it will strengthen the competitiveness and flexibility of its global supply chain operations by moving production from three plants in the United States and Mexico to lower-cost domestic, Caribbean basin and Central American manufacturing facilities.

The company will close plants in Monclova, Mexico, Lumberton, N.C., and Marion, S.C., that primarily make fleece sweatshirts and pants, outerwear T-shirts, sport shirts and sheer hosiery. The closings will result in a reduction of approximately 2,185 jobs at these locations.

The actions, a continuation of the company’s long-term supply chain globalization strategy, will result in multiple benefits, including moving production to lower-cost manufacturing facilities, improving the alignment of sewing operations with the flow of textiles, leveraging the company’s large scale in high-volume products, and consolidating hosiery production capacity.

“These steps will strengthen our global supply chain by taking advantage of opportunities to improve the competitiveness, effectiveness and value of our operations,” Hanesbrands CEO Richard A. Noll said. “A cost competitive and flexible global supply chain plays a crucial role in contributing to our strong cash flow, increased profitability and investment in our brands and innovation.”

Hanesbrands Inc. Will Increase its Supply Chain

Cost Competitiveness and Flexibility – Page 2

Hanesbrands expects to take restructuring and related charges for the three plant actions, including severance costs and accelerated depreciation of fixed assets, totaling approximately $27 million in the fiscal year, primarily in the fiscal first half that ends Dec. 30, 2006. Approximately $17 million of the charges will be non-cash.

“We are making significant improvements to the Hanesbrands supply chain in order to maximize execution, service levels, value creation, consistency and speed to market,” said Gerald Evans, Hanesbrands executive vice president and chief global supply chain officer. “We regret that employees at these locations will lose jobs, but we must design and continually update our network to take advantage of lower-cost, more-effective production opportunities in order to remain competitive and generate growth that allows our overall organization to thrive.”

The Monclova, Mexico, plant, which has approximately 1,700 employees, sews fleece sweatshirts and pants and outerwear T-shirts. Production will be moved to other company facilities in the Caribbean basin and Central America. Production, which will be phased out, is expected to cease by the end of December 2006. Also, about 80 positions at the Rosita, Mexico, fabric cutting operation that supplies the Monclova plant will be eliminated as a result of the production transfer.

Production at the company’s Lumberton, N.C., textile facility, which produces fabric for sport shirts and outerwear T-shirts, will cease by the end of November 2006. The plant has approximately 260 employees. Production will be shifted to Central America and the company’s Forest City, N.C., plant.

The Marion, S.C., plant, which has approximately 145 employees, will cease production of sheer hosiery by the end of February 2007. Production will be consolidated into the company’s Clarksville, Ark., hosiery production plant.

Hanesbrands Inc.

Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casual wear and active wear. Hanesbrands has approximately 50,000 employees in 24 countries. More information about Hanesbrands Inc. may be found on the internet at http://www.hanesbrands.com.

Hanesbrands Inc. Will Increase its Supply Chain

Cost Competitiveness and Flexibility – Page 3

Cautionary Statement Concerning Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding the benefits expected from facility closures. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to our ability to migrate our production and manufacturing operations to lower-cost centers around the world; the highly competitive and evolving nature of the industry in which we compete; our ability to effectively manage our inventory and reduce inventory reserves; any loss of or reduction in sales to any of our top customers; risks associated with our foreign operations or foreign supply sources; the impact of economic and business conditions and industry trends in the countries in which we operate our supply chain; any failure by us to protect against dramatic changes in the volatile market price of cotton; our substantial debt and debt-service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs; future financial performance, including availability, terms and deployment of capital; and the outcome of any pending or threatened litigation. Further information about these matters can be found in our Securities and Exchange Commission filings, including our Registration Statement on Form 10. We expressly disclaim any intent or obligation to update these forward-looking statements, other than as required by law.

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